[WILLKIE FARR & GALLAGHER LOGO]




July 28, 2000




Peter Kiewit Sons', Inc.
Kiewit Plaza
Omaha, Nebraska 68131

Kiewit Materials Company
Kiewit Plaza
Omaha, Nebraska 68131

Ladies and Gentlemen:

We have acted as counsel to Peter Kiewit Sons', Inc. ("Kiewit") and Kiewit Materials Company ("Materials"), each a corporation organized under the laws of the State of Delaware, in connection with the preparation of a Registration Statement on Form S-4 of Materials (Registration No. 333-30768) (as amended, the "Registration Statement") covering up to 4,000,000 shares of common stock, par value $0.01 per share ("Materials Common Stock"), of Materials and relating to the proposed share exchange (the "Share Exchange") in which Kiewit will offer the holders of its common stock, par value $0.01 per share ("Kiewit Common Stock"), who are Materials employees the opportunity to exchange their shares of Kiewit Common Stock for shares of Materials Common Stock with an equal aggregate formula price.

We have examined copies of the Amended and Restated Certificate of Incorporation and By-laws of Materials, the Registration Statement and resolutions adopted by the Board of Directors of Materials. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of each of Kiewit and Materials, and public officials.

Based on the foregoing and subject to the other qualifications stated herein, we are of the opinion that:

         1. Materials has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

         2. The shares of Materials Common Stock to be offered in the Share Exchange have been duly authorized and, when delivered by Kiewit in the Share Exchange as

Peter Kiewit Sons', Inc.
July 28, 2000
Page 2




                  described in the Registration Statement, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are subject to the following assumptions that: (a) Materials will take all necessary corporate action to effect a split of its outstanding Materials Common Stock through a stock dividend so that, following such stock split, Kiewit, as sole stockholder of Materials, will hold the requisite number of shares of Materials Common Stock to be delivered by it in the Share Exchange, and (b) the restrictions on transfer and ownership imposed on the Materials Common Stock by the terms thereof are reasonable in relation to a valid corporate purpose.

This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We do not express an opinion as to matters arising under the laws of any jurisdiction, other than the Delaware General Corporation Law and the Federal laws of the United States.

We hereby consent to being named under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ Willkie Farr & Gallagher